Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Plumas Bancorp and Subsidiary (the “Company”) of our report dated March 20, 2024, relating to the Company’s consolidated financial statements as of December 31, 2023 and for each of the years in the two-year period ended December 31, 2023, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Eide Bailly LLP

Laguna Hills, California

March 31, 2025